UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2014
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

950 De Guigne Drive
Sunnyvale, California 94085
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2014, in connection with the termination of his position as Senior Vice President of Product Development of Telenav, Inc. (the “company”), Vincent Nakayama (fka Vincent Uttley) and the company entered into a separation agreement and release (the “Separation Agreement”) pursuant to which the company and Mr. Nakayama have agreed as follows: (i) Mr. Nakayama’s employment with the company was terminated effective as of October 31, 2014; (ii) Mr. Nakayama will receive a lump sum cash payment of $470,000; (iii) the company will reimburse Mr. Nakayama for the payments he makes for COBRA coverage for a period of twelve months from the date of his termination; and (iv) Mr. Nakayama releases the company from any and all claims relating to or arising from his employment relationship with the company and the termination of that relationship. Mr. Nakayama previously entered into an employment and change of control agreement that governed the terms of his separation, subject to execution of the Separation Agreement. The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which will be filed as an exhibit to the Company’s 10-Q for the period ending December 31, 2014 and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: November 13, 2014	By: /s/ Loren Hillberg
Name: Loren Hillberg
Title: General Counsel and Secretary